Exhibit (k)(3)

CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (this “Agreement”) is made as of this 31st day of January 2003 by and between Wilton Funding. LLC, a Delaware limited liability company with offices at (the “Company”) and Kilgore Consulting CPM LLC, a Connecticut limited liability company with offices at 61 Wilton Road, Westport, Connecticut 06880 (“Kilgore” or “Consultant”).

WITNESSETH

     WHEREAS, the Company desires to retain the Consultant to provide certain management and administrative services to the Company; and

     WHEREAS, the Consultant has the experience, sources of information and facilities to perform the services described above; and

     WHEREAS, the Consultant is willing to serve as a consultant to the Company, under the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. TERM

     The term of this agreement shall be for nine (9) years commencing on the date hereof, subject to an automatic extension of one year in the event that the Extension Option is exercised in accordance with the provisions of that certain Credit Agreement by and between the Company and iStar Financial, Inc. (“iStar” and the “Credit Agreement’’) dated on or about February 11, 2003, unless sooner terminated pursuant to the provisions of paragraph 7 hereof (the “Term”).

          2. DUTIES

     Kilgore agrees to provide consultative services to the Company from time to time, as requested by the Company, in accordance with Kilgore’s duties hereunder. Kilgore’s principal duties shall consist of analyzing the viability and performance of investments designated by the Company, and advising the Company on the suitability of investment opportunities offered to it. Kilgore shall have no obligation to provide operational or general managerial services to the Company. If timely requested by the Company, appropriate personnel designated by Kilgore will attend meetings of the Company’s Board of Managers. The Company acknowledges that Kilgore has sole discretion in assigning such Kilgore personnel as it sees fit to discharge Kilgore’s duties and obligations hereunder.

          Kilgore shall use its best commercial efforts in the performance of its services hereunder, but shall have no liability to the Company or for any act or omission on its part except in the event of Kilgore’s willful misconduct or gross negligence in the performance of its duties hereunder.

          3. FEES

     (a) As compensation for the services to be furnished by Kilgore to the Company during the Term, the Company will pay to Kilgore an annual fee of Five Hundred Thousand Dollars ($500,000). An initial annual payment of $500,000 shall be due upon the execution of this Agreement; Kilgore’s annual fee and shall thereafter be payable in quarterly installments of $125,000 each, beginning on the anniversary of the execution of this Agreement.

     (b) With the written consent of Kilgore, the Company may elect to defer any portion of Kilgore’s fee for such period, or subject to such conditions, as the Company and Kilgore may agree, to accommodate the Company’s cash flow restrictions or loan covenants, provided that no such deferral shall constitute a waiver of Kilgore’s right to receive such deferred fee.

     (c) The payment of the fees, expense reimbursement payments and other amounts owing by Company to Consultant hereunder (collectively. “Consultant Payments”) is and shall be expressly subordinate and junior in right of payment to the prior payment in full in cash of all amounts owed by the Company to iStar under the Credit Agreement. Notwithstanding the foregoing, so long as no Event of Default (as provided in the Credit Agreement) has occurred and is continuing, the Company may, from time to time, pay or cause to be paid to Consultant, and Consultant may accept and retain, payment of all Consultant Payments, as and at the time when each of the same is due and payable hereunder and in accordance with and subject to the provisions of the Credit Agreement.

          4. EXPENSES

     (a) During the Term, Kilgore personnel will undertake such travel as may be reasonably required in connection with the performance of Kilgore’s duties. The Company will pay (or reimburse) all reasonable travel expenses of Kilgore and all reasonable direct expenses incurred by Kilgore in the performance of its duties hereunder, upon submission of proper documentation to the Company accounting for such expenses, provided that Kilgore shall be responsible for its ordinary operating expenses and in no event shall Kilgore be entitled to reimbursement of its overhead expenses or any other indirect expenses unless directly related to the performance of its duties hereunder.

     (b) Kilgore will be solely responsible for all salaries, wages, bonuses, health and other insurance expenses, pension fund payments, payroll taxes, and withholding applicable to its employees and shall seek no reimbursement therefor from the Company.

     (c) The parties hereto acknowledge that Kilgore and its officers, directors, employees, managers, members, constituent members, consultants and agents are beneficiaries of the exculpation and indemnification provisions set forth in Sections 5.6, 5.7 and 5.13(d) of the Company’s Operating Agreement as in effect on the date hereof, and attached hereto as Exhibit A, provided that such indemnification shall be expressly subordinated to all obligations owing by the Company to its creditors, including without limitation, all contractual obligations of the Company to iStar under the Credit Agreement. The Company agrees that it shall continue provide such exculpation and indemnification to Kilgore, notwithstanding any subsequent amendment to the Company’s Operating Agreement.

          5. EXCULPATION AND INDEMNIFICATION

     (a) To the fullest extent permitted by applicable law, the Company shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against Kilgore, its members, employees, managers or consultants (the “Indemnified Parties,’’ each of which shall be a third party beneficiary of this Agreement solely for purposes of this Section 5., from and against any loss or damage incurred by them or by the Company for any act or omission taken or suffered by the Indemnified Parties (including, without limitation, any act or omission taken or suffered by any of them in reasonable reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) in connection with the Company, including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims or loss or damage, except with respect to any Indemnified Party, (i) any act or omission which was not taken by the Indemnified Party in the good faith belief that such act or omission was in or not opposed to the Company’s best interest, or (ii) any act or omission with respect to which a court of competent jurisdiction has issued a final decision, judgment or order (whether or not subject to appeal) that such Indemnified Party was grossly negligent or engaged in willful misconduct. The provisions set forth in this Section 5. shall survive the termination of the Company and this Agreement.

     (b) Prior to any Indemnified Party seeking indemnification from the Company pursuant to Section 5.(a) hereof, such Indemnified Party shall seek payment, to the extent available, under any insurance policy of the Company.

     (c) Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final decision, judgment or order (whether or not subject to appeal) that such Indemnified Party is not entitled to be indemnified hereunder.

          6. RELATIONSHIP BETWEEN PARTIES

     (a) Kilgore shall for all purposes herein be deemed to be an independent contractor with respect to the Company. In no event shall Kilgore be deemed to be an agent, joint venturer or partner of the Company and it shall not hold itself out as such. Neither party shall have any power or right to incur any liability on behalf of the other party or obligate the other party. Each party shall discharge its own debts and obligations without recourse against the other.

     (b) The Company acknowledges that Kilgore is engaged in various other business activities, on its own behalf and on behalf of other persons to whom it renders consulting services, some of which are of similar character to the services provided the Company by Kilgore. The services provided by Kilgore, its members, officers, and employees to the Company hereunder are not exclusive and such persons shall be free to render similar services to others so long as the consultant’s services hereunder are not impaired thereby. The Company hereby agrees not to assert any claim, whether for breach of loyalty or otherwise, on account of any actions taken or not taken by Kilgore with respect to any other business activities of Kilgore, so long as such actions were believed in good faith by Kilgore not to be opposed to the best interests of the Company.

          7. DEFAULTS

     The following shall constitute events of default (“Events of Default”) hereunder:

     (a) The failure of the Company to pay Kilgore any sums due Kilgore hereunder (taking into account any deferral or subordination of fees agreed to by the parties pursuant to Section 3 hereof) within ten (10) days of written demand therefor by Kilgore.

     (b) The failure of either party to perform, keep or fulfill in any material respect any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after notice of said default.

     (c) Upon the occurrence of any Event of Default, the non-defaulting party may give to the defaulting party notice of the non-defaulting party’s intention to terminate this Agreement specifying the cause therefor (“Default Notice”). If the defaulting party shall fail to cure the Event of Default before the expiration of a period of sixty (60) days from the date of such Default Notice, the other party shall have the option, in its sole discretion, to terminate this Agreement at any time thereafter or seek such legal or equitable relief as it may deem appropriate in the circumstances.

     (d) Except as provided in this Section 7(d) below, until any Company debt to iStar shall have been paid and performed in full in cash and the termination of all commitments by iStar to lend to the Company under the Credit Agreement, Consultant shall not take nor continue any action, nor exercise any rights, remedies or powers under the terms of this Agreement, nor exercise or continue to exercise any other right or remedy at law or equity that the Consultant might otherwise possess, to collect any amount due and payable in respect of this Agreement. including, without limitation, the acceleration of any payment due hereunder, the commencement of any action to enforce payment the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction. Notwithstanding anything contained in this Agreement to the contrary, the terms of this Section 7(d) shall not be amended, modified, supplemented or otherwise changed in any manner without the prior written consent of iStar, and no such amendment, modification, supplement or change shall be effective without such consent, Notwithstanding the foregoing, the Consultant may file a proof of claim in any bankruptcy or similar proceeding instituted by another entity. If Consultant shall attempt to enforce, collect or realize upon any obligation of the Company in violation of the terms hereof, iStar may, by virtue of the terms hereof, restrain any such enforcement, collection or realization, either in its own name or in the name of the Company.

          8. WAIVER AND ASSIGNMENT

     The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. In the event of consent by either party to an assignment of this Agreement, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. Neither party shall assign or transfer or permit the assignment or transfer of this Agreement, or it rights or obligations hereunder without the prior written consent of the other; provided, however, that the sale of substantially all the assets of Kilgore to, or the merger of Kilgore into a single entity or a group of entities under common control, shall not constitute an assignment or transfer for purposes of this Section 9.

          9. MISCELLANEOUS

     (a) Right to Make Agreement. The Company and Kilgore each warrant that neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over the Company or Kilgore; result in or constitute a breach under any indenture, contract, other commitment or restriction to which either is a party or by which either is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

     (b) Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, but not including the choice of law rules thereof, EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST $100,000 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C, § 2708.

     (c) Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, return receipt requested:

To the Company:	Wilton Funding, LLC
Teekay House
Bayside Executive Park
West Bay Street and Blake Rd.
Nassau Bahamas
Attn: Lindsey Cancino

With a Copy to:	Morrison Cohen Singer & Weinstein, LLP
750 Lexington Avenue
NewYork, NY 10022
Attn: Brian B. Snarr

To Kilgore:	Kilgore Consulting CPM LLC
61 Wilton Road, 2nd Floor
Westport, CT 06880
Attn: I. Joseph Massoud

With a Copy to:	Squire Sanders & Dempsey. L.L.P.
312 Walnut Street. Suite 3500
Cincinnati, OH 45202
Attn: Stephen C. Mahon

     A party may change its address for receiving notices, statement and other communications by notice hereunder.

     (d) Interpretation. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court of competent jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Kilgore or the Company or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement,

     (e) Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any events occurring or matter arising while this Agreement was in effect.

     (e) Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementing hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings.

     (f) Amendment. This Agreement may not be amended or modified except by the written consent of each of the parties.

     (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

(Signature Pages Follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the year and day first above written,

WILTON FUNDING, LLC

By:

Name:

Title:

KILGORE CONSULTING CPM LLC

By:

Name:

Title:

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